Exhibit 99.1

Sound Point Acquisition Corp I, Ltd

Announces the Separate Trading of its Class A ordinary shares and Warrants

Commencing April 22, 2022

New York, New York, April 18, 2022 – Sound Point Acquisition Corp I, Ltd (the “Company”) today announced that commencing April 22, 2022, holders of the units sold in the Company’s initial public offering may elect to separately trade the Class A ordinary shares and warrants included in the units. Class A ordinary shares and warrants that are separated will trade on the Nasdaq Global Market under the ticker symbols “SPCM” and “SPCMW,” respectively. Those units not separated will continue to trade on the Nasdaq Global Market under the symbol “SPCMU.” No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

Registration statements relating to these securities have been filed with the Securities and Exchange Commission and became effective on March 1, 2022. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities issued by the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering of units was made only by means of a prospectus. Copies of the prospectus may be obtained from: BofA Securities, NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, NC 28255-001, Attn: Prospectus Department, Email: dg.prospectus_requests@bofa.com or J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-866-803-9204, or by email at prospectus-eq_fi@jpmchase.com.

About Sound Point Acquisition Corp I, Ltd

Sound Point Acquisition Corp I, Ltd is a special purpose acquisition company and was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company has not selected any specific business combination target but intends to concentrate its efforts in sectors where Sound Point Capital Management, LP, an affiliate of the Company’s sponsor, maintains a deep level of relationships and experience.

Contacts

Investor

Sound Point Acquisition Corp I, Ltd

ir@soundpointacquisition.com

Julie Smith

(212) 895-2293

Jean Hsu

(212) 468-5733

Media

Greg Cresci

(212) 895-2277